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                                                                   EXHIBIT 99.9




                             CONFIRMING STATEMENT



This Statement confirms that the undersigned, Caroline Weiss Kyriopoulos, has authorized and designated Arthur G. Weiss ("Designee") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 and Schedules 13G or Schedules 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Proactive Technologies, Inc. The authority of my Designee under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 or Schedules 13G or Schedules 13D with regard to the undersigned's ownership of or transactions in Securities of Proactive Technologies, Inc., unless earlier revoked in writing. The undersigned acknowledges that my Designee is not assuming any of the undersigned's responsibilities to comply with Section 13 or
Section 16 of the Securities Exchange Act of 1934. My Designee shall not be liable to me or any of my successors in interest for any action taken or not taken in good faith, but shall be liable solely for willful misconduct or gross negligence on the part of my Designee.



                                           --------------------------------
                                           Caroline Weiss Kyriopoulos